Exhibit (g)(2)

Execution Version

Expense Limitation Agreement

Dawson Private Markets Evergreen Fund
10 Bryant Park, 452 Fifth Ave., Suite 23011
New York, NY 10018

March 18, 2026

Dawson Private Markets Evergreen Fund
10 Bryant Park, 452 Fifth Ave., Suite 23011
New York, NY 10018

Ladies and Gentlemen:

Dawson Partners (US) Inc. (the "Adviser") hereby agrees, until one year from the commencement of Dawson Private Markets Evergreen Fund's (the "Fund") operations (the "Limitation Period"), that the (i) Adviser (or its designee) will waive fees that it would otherwise be paid and/or (ii) Adviser, or an affiliate thereof, will assume expenses of the Fund, if required to ensure that the annual operating expenses of the Fund (excluding Excluded Expenses (as defined below)) do not exceed 0.75% per annum of the average monthly net assets of each class of the Fund's common shares of beneficial interest ("Shares") in the relevant period (the "Expense Limitation"). Capitalized terms not defined herein shall have the meaning used in the Fund's prospectus (the "Prospectus").

The following expenses are not subject to the Expense Limitation: (i) the Management Fee; (ii) the Incentive Fee; (iii) any Distribution and Servicing Fee and any fees payable to the Distributor; (iv) all expenses of wholly-owned subsidiaries ("Subsidiaries") of the Fund through which the Fund invests; (v) all expenses of special purpose vehicles in which the Fund or its Subsidiaries invests (including any management fees, performance-based incentive fees and administrative service fees); (vi) all fees and expenses of Portfolio Investments (as defined in the Prospectus) (including all acquired fund fees and expenses); (vii) fees payable to third parties in connection with the sourcing or identification of Portfolio Investments; (viii) transactional costs associated with consummated and unconsummated transactions, including legal costs and brokerage commissions and costs, associated with the acquisition, disposition and maintenance of the Fund's investments; (ix) dividend and interest payments and expenses (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund); (x) fees and expenses incurred in connection with credit facilities obtained by the Fund; (xi) taxes; (xii) litigation; and (xiii) other extraordinary expenses, as determined in the sole discretion of the Adviser (collectively, "Excluded Expenses").

With respect to each class of Shares, the Fund agrees to repay to the (i) Adviser (or its designee) any fees waived under this Expense Limitation Agreement (the "Agreement") and/or (ii) Adviser, or an affiliate thereof, any expenses assumed in excess of the Expense Limitation for such class of Shares, provided the repayments do not cause annual operating expenses (excluding Excluded Expenses) for that class of Shares to exceed the Expense Limitation in place at the time the fees were waived and/or the expenses were assumed, or the Expense Limitation in place at the time the Fund repays the Adviser (or its designee) or its affiliate, whichever is lower. Any such repayments must be made within three years after the month in which the Adviser (or its designee) or its affiliate incurred the expense. This paragraph (including, for the avoidance of doubt, the Fund's repayment obligations) shall survive any termination of this Agreement.

This Agreement will be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. Each of the parties irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York, and (ii) subject to service of process in the State of New York.

Any amendment to this Agreement shall be in writing signed by the parties hereto and requires the approval of the Board of Trustees of the Fund (the "Board"), including a majority of the Trustees of the Board who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Trustees"). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

Dawson Private Markets Evergreen Fund

By:	/s/ Joe Gallitano
	Name:	Joe Gallitano
	Title:	Secretary

The foregoing Agreement is hereby accepted as of March 18, 2026.

Dawson Partners (US) Inc.

By:	/s/ Joe Gallitano
	Name:	Joe Gallitano
	Title:	Authorized Person

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